Exhibit 99.1

AUTOBYTEL REPORTS 2010 THIRD QUARTER FINANCIAL RESULTS

Second Consecutive Quarter of Revenue and Gross Margin Gains

Strategic Acquisition of Cyber Ventures and Autotropolis Positions Company for Growth in 2011

New Operating Cost Efficiencies Expected to Generate Annual Savings of More than $6 Million

IRVINE, Calif.  (November 11, 2010) – Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources to the automotive industry, today reported financial results for the third quarter ended September 30, 2010.

Revenue for the 2010 third quarter totaled $12.9 million, compared with $13.4 million for the 2009 third quarter and up approximately 7% from $12.1 million for the preceding second quarter of 2010.  Purchase request revenue for the 2010 third quarter increased 2% from the same quarter last year and 6% from the immediately preceding quarter, resulting primarily from substantially improved wholesale OEM purchase request revenue.  Advertising revenue declined to $1.0 million for the 2010 third quarter, from $1.6 million last year, but increased from $869,000 for the 2010 second quarter primarily due to an increase in direct marketing revenue.

“We have made tangible progress over the last several months by enhancing our internal purchase request generation capabilities, growing our dealer customer base and improving the consumer experience throughout our network of automotive websites,” said Jeffrey H. Coats, President and Chief Executive Officer.  “Although significant challenges remain in the automotive industry, we are pleased with our ability to grow revenue on a sequential basis for the second consecutive period, add net new dealers in every month of the quarter, and complete a milestone acquisition that changes the competitive landscape and positions the company for growth in 2011.

“In connection with the acquisition, we also re-evaluated our business to ensure that the company is operating as efficiently as possible,” said Coats.  “As a result, we recently initiated actions to reduce headcount, which should eliminate approximately $3.2 million of annualized expenses.  We have also identified approximately $1.8 million of annualized non-headcount related operating expense and approximately $1.3 million of annualized cost of revenue savings.  We believe these actions should result in approximately $6.3 million of total annualized savings going forward.”

Gross margin increased to 36.8% for the 2010 third quarter, versus 35.5% for the 2009 third quarter, and 35.0% for the preceding second quarter.  These increases are primarily attributable to a greater proportion of internally generated auto purchase requests.

As a result of strategic investments to enhance Autobytel’s market position, including activities associated with the Cyber Ventures and Autotropolis acquisition, total operating expenses were $7.9 million for the 2010 third quarter, up from $6.2 million in the prior-year period and up from $7.5 million in the preceding second quarter.  The increase was due largely to higher product development and personnel costs, particularly related to the consumer website re-design and platform improvements.

Operating loss totaled $3.1 million for the third quarter of 2010, compared with an operating loss of $1.4 million in the year-ago quarter.

Net loss was $3.1 million, or $0.07 per share, for the 2010 third quarter, compared with a net loss of $799,000, or $0.02 per share, in the prior-year period, which included a gain of $642,000 from discontinued operations related to the sale of the company’s AVV business in January 2008.

Nine-Month Results
For the nine months ended September 30, 2010 revenue totaled $36.9 million, versus $40.7 million for the prior-year period.  Purchase request revenue for the 2010 year-to-date period declined 4% from the first nine months of last year.  Advertising revenue totaled $3.0 million for the nine months ended September 30, 2010, versus $5.1 million for the corresponding period of 2009.

Gross margin improved to 37.3% for the 2010 year-to-date period from 34.8% last year.

Total operating expenses for the nine months ended September 30, 2010 were $19.5 million, compared with $18.3 million last year.  Operating loss totaled $5.8 million for the first nine months of 2010, versus $4.1 million a year ago.

Net loss for the first nine months of 2010 totaled $5.3 million, or $0.12 per share, compared with a net loss of $1.4 million, or $0.03 per share, for the nine months ended September 30, 2009.

Principally as a result of the acquisition of Cyber Ventures and Autotropolis in September 2010, and a $1.0 million investment in DriverSide.com, a premier online resource for car owners, cash and cash equivalents declined to $10.3 million at September 30, 2010, from $23.9 million at June 30, 2010, and from $25.1 million at December 31, 2009.

“The acquisition of Cyber Ventures and Autotropolis was highly significant for Autobytel,” Coats said.  “It enables us to generate a significantly greater number of high-quality, high-volume, in-market consumer automotive purchase requests for dealers and manufacturers, as we continue to enhance the value we provide to the automotive industry and grow our company.”

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2010 third quarter financial results.  Interested parties may participate in the live call by dialing 877-852-2929, passcode 21212737.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Conference Calls”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website.  A telephone replay of the call will also be available through November 18, 2010 by dialing 800-642-1687, passcode 21212737.  The slides that will be referenced during the call will be available on the company’s website at www.autobytel.com (click on “Investor Relations” and under “News and Events” click on “Presentations”). They can also be accessed by clicking on the following link: www.autobytel.com.

The slides will contain certain non-GAAP financial measures as defined by SEC Regulation G, including adjusted operating expenses. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure will be included in the slides posted on our website.

About Autobytel Inc. (www.autobytel.com)
Autobytel Inc., an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched autobytel.com in 1995.  Today, the company is continuing to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website Autobytel.com®, its network of automotive sites, including Autotropolis.com®, Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, and MyRide.com® and its respected online partners, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with one of the industry's most productive and cost-effective customer referral and marketing programs.

Forward-Looking Statement Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the financial condition of automobile manufacturers and dealers, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure of new products and services to meet expectations, failure to retain key employees or attract and integrate new employees, actual costs and expenses exceeding charges taken by Autobytel, changes in laws and regulations, costs of legal matters, including, defending lawsuits and undertaking investigations and related matters, the failure to integrate the Cyber Ventures and Autotropolis acquisition and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the stock.  In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company’s financial statement close which culminates with the filing of its Form 10-K.

Contacts:
Jim Helberg, Media relations
949-862-1395
jimh@autobytel.com

PondelWilkinson, Inc., Investor Relations
Roger Pondel/Laurie Berman
investor@pondel.com
310-279-5980

# # #

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$10,332	$25,097
Accounts receivable (net of allowances for bad debts and customer credits of $623 and $1,107, at September 30, 2010 and December 31, 2009, respectively)	9,231	8,573
Prepaid expenses and other current assets	1,222	594
Total current assets	20,785	34,264
Property and equipment, net	1,212	1,003
Long-term strategic investment	1,000	-
Intangible assets, net	4,595	-
Goodwill	11,669	-
Other assets	81	123
Total assets	$39,342	$35,390

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,190	$2,539
Accrued expenses and other current liabilities	4,306	4,028
Deferred revenues	524	603
Total current liabilities	8,020	7,170
Note payable	5,000	-
Other non-current liabilities	375	79
Total liabilities	13,395	7,249

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 45,390,275 and 45,168,706 shares issued and outstanding, as of September 30, 2010 and December 31, 2009, respectively	45	45
Additional paid-in capital	304,903	301,831
Accumulated deficit	(279,001)	(273,735)
Total stockholders' equity	25,947	28,141
Total liabilities and stockholders' equity	$39,342	$35,390

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2010	2009	2010	2009

Revenues:
Purchase requests	$11,875	$11,695	$33,854	$35,431
Advertising	1,037	1,627	2,959	5,100
Other revenues	19	32	61	138
Total net revenues	12,931	13,354	36,874	40,669
Cost of revenues (excludes depreciation of $144 and $225 for the three months ended September 30, 2010 and 2009, respectively, and $731 and $859 for the nine months ended September 30, 2010 and 2009, respectively)	8,174	8,614	23,127	26,523
Gross profit	4,757	4,740	13,747	14,146

Operating expenses:
Sales and marketing	2,959	2,387	8,631	7,568
Technology support	2,080	1,357	5,060	4,044
General and administrative	2,887	2,409	8,677	9,495
Patent litigation settlement	(66)	(2)	(2,871)	(2,848)
Total operating expenses	7,860	6,151	19,497	18,259
Operating loss	(3,103)	(1,411)	(5,750)	(4,113)
Interest and other income, net	88	94	578	915
Loss before provision for income taxes	(3,015)	(1,317)	(5,172)	(3,198)
Income tax provision (benefit)	46	(132)	94	(627)
Loss from continuing operations	(3,061)	(1,185)	(5,266)	(2,571)
Discontinued operations, net	-	386	-	1,164
Net loss and comprehensive loss	$(3,061)	$(799)	$(5,266)	$(1,407)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.07)	$(0.03)	$(0.12)	$(0.06)
Discontinued operations, net	-	0.01	-	0.03
Basic and diluted loss per common share	$(0.07)	$(0.02)	$(0.12)	$(0.03)

Shares used in computing basic and diluted net loss per common share (in thousands)
	45,156	44,502	44,973	44,501